AMERICAN BENEFIT LIFE INSURANCE COMPANY
        421 New Karner Road              Albany, New York  12206


                                             February 21, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  Opinion of Counsel
     American Benefit Variable Annuity Account
     File No. 33-19254

Ladies/Gentlemen:

     As Counsel for American Benefit Life Insurance Company, the undersigned is aware of and familiar with the registration statement filed with the Securities and Exchange Commission by American Benefit Life Insurance Company as depositor for the American Benefit Variable Annuity Account ("Separate Account") and the securities being offered by the Separate Account.

     Based on a review of the relevant documents and materials and on the basis of available information, the undersigned is of the opinion that the securities issued during period ending December 31, 1995, by the Separate Account were legally issued, fully paid and non-assessable.


                                       /s/ Brent B. Green
                                           Brent B. Green
                                           Counsel